Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-82366 on Form N-1A of our report dated November 23, 2021, relating to the financial statements and financial highlights of MassMutual High Yield Fund and MassMutual Short-Duration Bond Fund, each a series of MassMutual Premier Funds, appearing in the Annual Report on Form N-CSR of MassMutual Premier Funds for the year ended September 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 8, 2021